Shareholder meeting (unaudited)

On December 1, 2004, a special Meeting of shareholders of the Fund was held to elect nine Trustees effective January 1, 2005.

Proxies covering 24,723,343 shares of beneficial interest were voted at the meeting.

The shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows:

                                                          WITHHELD
                                    FOR                   AUTHORITY
James F. Carlin                     24,483,702            239,641
Richard P. Chapman, Jr.             24,487,828            235,515
William H. Cunningham               24,475,436            247,907
Ronald R. Dion                      24,481,243            242,100
Charles L. Ladner                   24,488,401            234,942
Dr. John A. Moore                   24,492,622            230,721
Patti McGill Peterson               24,460,756            262,587
Steven R. Pruchansky                24,481,243            242,100
James A. Shepherdson*               24,483,702            239,641

*Mr. James A. Shepherdson resigned effective July 15, 2005.